Exhibit 99.1

STERLING FINANCIAL CORPORATION

2010 LONG-TERM INCENTIVE PLAN

Date of Board Approval: September 8, 2010

Date of Shareholder Approval: December 7, 2010

1. PURPOSES OF THE PLAN. The purpose of the Sterling Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”) is to: a) foster and promote the long-term financial success of Sterling Financial Corporation (“Sterling”) and materially increase Shareholder value; b) enable Sterling to attract, motivate and retain highly-qualified key employees and directors; and c) encourage key employees and directors to link their interests with the long-term financial success of Sterling and the growth of Shareholder value. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended.

The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares.

2. DEFINITIONS. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees that administers the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, U.S. federal and state banking laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any Parent or Subsidiary; (ii) the Participant’s material failure to abide by the Company’s or any Parent’s or Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company’s or any Parent’s or Subsidiary’s (including, without limitation, the Participant’s improper use or disclosure of the Company’s or any Parent’s or Subsidiary’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any Parent’s or Subsidiary’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any Parent or Subsidiary of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant or any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any Parent or Subsidiary, as determined in good faith by the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any Parent or Subsidiary thereof. A Participant’s service shall be deemed to have been terminated for Cause if after the Participant’s service has terminated, facts or circumstances are discovered that would have justified a termination for Cause. Notwithstanding the foregoing, if Cause or an equivalent term is otherwise defined in the Participant’s Award Agreement or Employment Agreement, in which case Cause shall have the meaning provided in such Award Agreement or Employment Agreement.

(g) “Change in Control” means the consummation, as determined by the Board, of any of the following events:

(i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Sterling or affiliates of Sterling) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the total fair market value or total voting power of the then outstanding securities of Sterling; or

(ii) during any twelve month period, (1) any person, or group of persons as defined in Code Section 409A, acquires ownership of Sterling securities possessing 30% or more of the total voting power of the outstanding shares of Sterling, or (2) individuals who at the beginning of such period constituted the Board of Sterling cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least a majority of members of the Board then still in office who were members of the Board at the beginning of the period; or

(iii) the Shareholders of Sterling approve: (1) a plan of complete liquidation of Sterling; (2) an agreement for the sale or disposition of all or substantially all of Sterling’s assets (‘substantially all’ meaning assets having a total gross fair market value equal to 40% or more of the total gross fair market value of all of Sterling’s assets); or (3) a merger or consolidation of Sterling with any other corporation, other than a merger or consolidation that would result in the voting securities of Sterling outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Sterling or such surviving entity outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Sterling Financial Corporation, a Washington corporation, including its Subsidiaries and any successor corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services to such entity.

(m) “Continuous Service” means that the Participant’s service with the Company or a Parent or Subsidiary whether as an Employee, Director or Consultant, is not interrupted or terminated, as determined by the Board in its sole discretion. A change in the capacity in which the Participant renders service to the Company or a Parent or Subsidiary as an Employee, Consultant or Director or a change in the entity with which the Participant renders such service shall not terminate a Participant’s Continuous

Service, provided that there is no interruption or termination of the Participant’s service with the Company or a Parent or Subsidiary. The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave; (ii) transfers between the Company or a Parent or Subsidiary or (iii) a change in the capacity in which a participant renders service to the Company, a Parent or Subsidiary. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in Section 12 of the Plan, the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Inside Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, which are incorporated herein by reference.

(t) “Inside Director” means a Director who is an Employee.

(u) “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Option” means a stock option granted pursuant to the Plan.

(w) “Optioned Stock” means the Common Stock subject to an Option Award.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Criteria” means one or more of the following criteria that the Administrator shall select for purposes of establishing the Performance Goals during the Performance Period: (i) basic earnings per Share; (ii) basic cash earnings per Share; (iii) diluted earnings per Share; (iv) diluted cash earnings per Share; (v) net income; (vi) cash earnings; (vii) net interest income; (viii) non-interest income; (ix) general and administrative expense to average assets ratio; (x) cash general and administrative expense to average assets ratio; (xi) efficiency ratio; (xii) cash efficiency ratio; (xiii) return on average assets; (xiv) cash return on average assets; (xv) return on average shareholders’ equity; (xvi) cash return on average shareholders’ equity; (xvii) return on average tangible shareholders’ equity; (xviii) cash return on average tangible shareholders’ equity; (xix) core earnings; (xx) operating income; (xxi) operating efficiency ratio; (xxii) net interest rate spread; (xxiii) growth in fees and service charges income; (xxiv) loan production volume; (xxv) growth in loan originations and loan origination fees; (xxvi) non-performing loans; (xxvii) loan charge offs (or net charge offs); (xxviii) allowance for loan losses; (xxix) cash flow; (xxx) regulatory capital ratios; (xxxi) deposit levels; (xxxii) tangible assets; (xxxiii) improvement in or attainment of working capital levels; (xxxiv) maintenance of asset quality; (xxxv) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (xxxvi) pre-tax pre-provision core operating earnings; (xxxvii) any other performance criteria established by the Administrator; and (xxxviii) any combination of the foregoing. Partial achievements of the specified goals may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. If the Award is intended to qualify under 162(m) as performance based compensation, the Administrator shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of the Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(bb) “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. The Administrator is authorized at any time during the time period permitted by Section 162(m) of the Code (generally, prior to the 90th day of a Performance Period), or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Administrator’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Administrator is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, with respect to Performance Goals established for Participants who are not subject to Section 162(m) and who will not be subject to Section 162(m) at the time the compensation will be paid, the Administrator is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude change rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to

exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(cc) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

(ee) “Plan” means this 2010 Long-Term Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Section 409A” means Section 409A of the Code.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 3(d) of the Plan.

(mm) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Vesting Conditions” means those requirements, conditions, restrictions or Performance Goals or other measure of performance established in accordance with the Plan, prior to the satisfaction of which an Award remains subject to forfeiture or lapse.

3. STOCK SUBJECT TO THE PLAN.

(a) Stock Subject to the Plan. Subject to the provisions of Section 3(d) of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan shall be equal to Six Million Six Thousand Six Hundred and Seven (6,060,607) Shares.1 The Shares may be authorized, but unissued, or reacquired Common Stock. No fractional shares shall be issued under the Plan; any payment for fractional shares shall be made in cash.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unexercised, unpurchased, forfeited or repurchased Shares that were subject thereto will become available for future grant or sale under the

[1]	This amount was reduced from the original amount of Four Hundred Million (400,000,000) Shares as a result of the 1 for 66 reverse stock split that was effected on November 18, 2010.

Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to a SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock or Performance Shares are repurchased by the Company or are forfeited to the Company due to their failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the minimum statutory withholding obligations related to an Award will become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 3(d), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will equitably adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

4. ADMINISTRATION OF THE PLAN.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (subject to compliance with Section 409A); provided, however, that notwithstanding any contrary provision in this Plan, neither the Administrator nor the Board may directly or indirectly reduce the exercise price of any Award without the approval of the Company’s shareholders;

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The decisions, determinations and interpretations made by the Administrator in good faith shall not be subject to review by any person and shall be final and binding on all Participants and any other holders of Awards. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A.

(d) No Liability. No person or member of a Committee that is acting as the Administrator shall be liable for any action or determination made in good faith by the Administrator with respect to this Plan or any Award under this Plan, and, to the fullest extent permitted by the Company’s Restated Articles of Incorporation and Bylaws, the Company shall indemnify each person or member of a Committee that is acting as the Administrator.

5. ELIGIBILITY. Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Subject to the provisions of Section 3(d), no person will be eligible to receive Awards under this Plan representing or equivalent to more than Three Hundred Seventy Eight Thousand Seven Hundred Eighty Eight (378,788) Shares2 in any calendar year. A person may be granted more than one Award under this Plan.

[2]	This limitation was reduced from the original limitation of Twenty Five Million (25,000,000) Shares as a result of the 1 for 66 reverse stock split that was effected on November 18, 2010.

6. STOCK OPTIONS.

(a) Grant of Option Awards and Limitations. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Stock Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, that portion of such Options pursuant to which the aggregate Fair Market Value of the underlying Shares exceeds such $100,000 limitation will be treated as Non-Qualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are later amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(b) Stock Option Award Agreement. Each Stock Option Award will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Shares of Stock Options granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Non-Qualified Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any Vesting Conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. The consideration for any Option granted hereunder may consist entirely of:

(1) cash;

(2) check;

(3) other Shares, valued based on the Fair Market Value of such Shares on the date of surrender;

(4) consideration received by the Company under a broker-assisted cashless exercise program;

(5) any combination of the foregoing methods of payment; or

(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such Vesting Conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are issued, except as provided in Section 3(d) of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will be forfeited.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability (or if such Disability occurs during the period of time provided under Section 6(e)(ii) for exercising an option following a Participant’s termination other than upon death or Disability), the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

(iv) Death of Participant. If a Participant dies while a Service Provider (or during the period of time provided under Sections 6(e)(ii) or (iii) for exercising an Option following a Participant’s Disability or termination other than for death or Disability), the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately be forfeited. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will be forfeited.

(v) Termination For Cause. Notwithstanding any other provision of the Plan to the contrary, if a Participant’s service is terminated for Cause, or if, following the Participant’s termination of service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of service or act.

7. RESTRICTED STOCK.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Shares of Restricted Stock granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions or other Vesting Conditions on such Shares have lapsed or otherwise been satisfied.

(c) Vesting and Removal of Restrictions. Each Award of Restricted Stock may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the satisfaction of the Vesting Conditions or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Voting Rights. While each Award of Restricted Stock remains subject to Vesting Conditions, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(e) Dividends. While subject to Vesting Conditions, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Restricted Stock Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(f) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Restricted Stock Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), the Participant shall forfeit to the Company any Shares of Restricted Stock that remain subject to the Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

8. RESTRICTED STOCK UNITS.

(a) Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Vesting. Each Award of Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Voting Rights. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(e) Dividends Equivalents and Other Distributions. The Administrator may include in any Restricted Stock Unit Award Agreement a dividend equivalent right, entitling the Participant to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unvested, on the Shares underlying such Award, as if such Shares were then outstanding. In the event such a provision is included in a Restricted Stock Unit Award Agreement, the Administrator shall determine whether such payments shall be (i) paid to the Participant, as specified in the Restricted Stock Unit Award Agreement, either (A) at the same time as the underlying dividends are paid, regardless of the fact that the Restricted Stock Unit has not vested, or (B) at the time at which the Vesting Conditions are satisfied, (ii) made in cash, Shares or other property and (iii) subject to the Vesting Conditions and forfeiture provisions and such other terms and conditions as the Administrator, in its sole discretion, shall deem appropriate and as shall be set forth in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock Units with respect to which they were paid.

(f) Form and Timing of Payment. Upon meeting the applicable Vesting Conditions, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement or at such other time as determined by the Administrator in its discretion. Unless otherwise provided in the Restricted Stock Unit Award Agreement, the Administrator may settle earned Restricted Stock Units in Shares, in cash or in a combination thereof, at the Administrator’s discretion.

(g) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Restricted Stock Unit Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability) the Participant shall forfeit to the Company any Restricted Stock Units that remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

(h) Compliance with Section 409A. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A. Such restrictions, if any, shall be determined by the Administrator and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Stock that is issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

9. STOCK APPRECIATION RIGHTS.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as determined by the Administrator, in its sole discretion.

(b) SAR Award Agreement. Each Award of a SAR will be evidenced by an Award Agreement that will specify the Vesting Conditions, the number of SARs granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Vesting. Each Award of a SAR may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Award Agreement. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

(d) Exercise Price and Other Terms. The per Share exercise price for the Shares to be issued pursuant to an exercise of a SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and Vesting Conditions of SARs granted under the Plan including the number of SARs to be granted; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant.

(e) Calculation of Appreciation. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

Unless otherwise provided in the SAR Award Agreement, the payment upon a SAR exercise may be in cash, in Shares or in a combination thereof, in the Administrator’s sole discretion.

(f) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(e) will also apply to SARs.

(g) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any SARs granted under the Plan that are not exempt from the requirements of Section 409A shall contain such provisions so that such SARs will comply with the requirements of Section 409A. Such restrictions, if any, shall be determined by the Administrator and contained in the SAR Award Agreement evidencing such SAR. For example, such restrictions may include, without limitation, a requirement that a SAR that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

10. PERFORMANCE SHARES.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as determined by the Administrator, in its sole discretion. The Administrator shall determine (i) the number of Shares subject to a Performance Share Award granted to any Participant and (ii) the Vesting Conditions that must be satisfied, which typically will be based principally or solely on achievement of Performance Goals but may include a service based component, upon which is conditioned the grant or vesting. After the Administrator determines that it will grant Performance Shares under the Plan, it shall advice the Participant in an Award Agreement of the terms, Vesting Conditions, and restrictions related to the grant, including the number of Performance Shares.

Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

(b) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c) Performance Goals. Notwithstanding any other terms of the Plan, an Award other than an Option or SAR that, at the time of the grant, the Administrator intends to be qualified performance based compensation, under Section 162(m) of the Code, shall be determined by the attainment of one or more Performance Goals, based on Performance Criteria, established by the Committee within the time prescribed by Section 162(m) and shall otherwise comply with the performance based compensation requirements of Section 162(m) of the Code.

(d) Vesting and Other Terms. Performance Shares grants shall be subject to the terms, Vesting Conditions, and restrictions determined by the Administrator at the time the Performance Share is awarded. Performance Shares may be paid in Shares, in cash or in a combination thereof.

(e) Effect of Termination of Continuous Service. Except as otherwise provided by the Administrator in its discretion or as set forth in the Performance Share Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability) the Participant shall forfeit to the Company any Performance Shares which remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

11. GRANTS TO OUTSIDE DIRECTORS. Outside Directors are eligible to receive any type of Award offered under the Plan, except Incentive Stock Options. Awards pursuant to this Section 11 may be automatically made pursuant to a policy adopted by the Administrator, or made from time to time as determined in the discretion of the Administrator.

12. LEAVES OF ABSENCE. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so provided, then any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option if it is not exercised within three (3) months of the day after the expiration of the initial three (3) month leave period.

13. TRANSFERABILITY OF AWARDS. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. DISSOLUTION, LIQUIDATION OR CHANGE IN CONTROL.

(a) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(b) Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met. In addition, if an Option or SAR is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

For the purposes of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or SARs as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

(d) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 14(d), the cash value of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of such Award and (ii) the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 14(d) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld. Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment if the consideration payable with respect to a Share in connection with the Change in Control is less than the Option exercise price or the SAR grant price.

15. TAX WITHHOLDING.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. NO EFFECT ON EMPLOYMENT OR SERVICE. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a

Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. TERM OF PLAN. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier pursuant to Section 18 of the Plan.

18. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if counsel for the Company deems that such a representation is required.

20. CLAWBACK AND EESA/CPP/TARP RESTRICTIONS.

(a) Clawback. Any Award granted under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Administrator shall have authority to determine the amount of the Award that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by Applicable Laws.

(b) Offset. Unless otherwise paid back to Company by Participant, Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under this Section 20 against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to the Participant from Company.

(c) Other EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA or other Applicable Laws, or if the making of such payment, or accrual, may in the judgment of the

Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”)(or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other Applicable Laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

21. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. GOVERNING LAW. The Plan shall be governed by the laws of the State of Washington, except as superseded by federal law, and shall be construed in accordance with other Applicable Laws to the extent not in conflict with Washington law or federal law.

23. SHAREHOLDER APPROVAL. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.